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                                                                    EXHIBIT 10.6




                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                      INDEPENDENT PRODUCTION COMPANY, INC.

                                SAPPHIRE BAY, LLC

                                JOINTLY AS SELLER

                                       AND

                            BILL BARRETT CORPORATION

                                    AS BUYER

                         DATED EFFECTIVE JANUARY 1, 2003

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                                TABLE OF CONTENTS

ARTICLE I   PURCHASE AND SALE ...............................................................      1
  1.1    Purchase and Sale ..................................................................      1
  1.2    Assets .............................................................................      1
  1.3    Retained Assets ....................................................................      3
  1.4    Effective Time .....................................................................      3
  1.5    1031 Exchange ......................................................................      3
ARTICLE II  PURCHASE PRICE ..................................................................      4
  2.1    Purchase Price .....................................................................      4
  2.2    Deposit ............................................................................      4
  2.3    Allocation of the Purchase Price ...................................................      4
  2.4    Adjustments to Purchase Price ......................................................      4
  2.5    Annual Contingent Net Profits Payment ..............................................      7
ARTICLE III BUYER'S INSPECTION ..............................................................      7
  3.1    Access to Records ..................................................................      7
  3.2    Access to Properties ...............................................................      7
ARTICLE IV  TITLE MATTERS ...................................................................      7
  4.1    Defensible Title to the Assets .....................................................      8
  4.2    Purchase Price Adjustments for Defective Interests .................................     11
  4.3    Preferential Purchase Rights and Required Consents to Assign .......................     14
ARTICLE V   ENVIRONMENTAL MATTERS ...........................................................     16
  5.1    Definitions ........................................................................     16
  5.2    Environmental Liabilities and Obligations ..........................................     17
  5.3    Environmental Defects less than the Environmental Deductible .......................     18
  5.4    Environmental Defects once the Environmental Threshold is Exceeded .................     18
  5.5    Contested Environmental Defects ....................................................     19
  5.6    Exclusive Remedies .................................................................     19
ARTICLE VI  SELLER'S REPRESENTATIONS AND WARRANTIES .........................................     19
  6.1    Organization and Standing ..........................................................     19
  6.2    Power ..............................................................................     20
  6.3    Authorization and Enforceability ...................................................     20
  6.4    No Liens ...........................................................................     20
  6.5    Liability for Brokers' Fees ........................................................     20
  6.6    No Bankruptcy ......................................................................     20
  6.7    Litigation .........................................................................     20
  6.8    Taxes ..............................................................................     20
  6.9    Wells/Projects in Progress .........................................................     21
  6.10   Material Agreements ................................................................     21
  6.11   Insurance ..........................................................................     21
  6.12   Judgments ..........................................................................     21
  6.13   Casualty Loss ......................................................................     21
  6.14   Accuracy of Information ............................................................     21
  6.15   Compliance with Law ................................................................     21
  6.16   Receipt of Proceeds from the Assets ................................................     22
  6.17   Preferential Rights and Required Consents ..........................................     22

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
  6.18   Audits .............................................................................     22
ARTICLE VII  BUYER'S REPRESENTATIONS AND WARRANTIES .........................................     22
  7.1    Organization and Standing ..........................................................     22
  7.2    Power ..............................................................................     22
  7.3    Authorization and Enforceability ...................................................     23
  7.4    Liability for Brokers' Fees ........................................................     23
  7.5    Litigation .........................................................................     23
  7.6    Financial Resources ................................................................     23
  7.7    Buyer's Evaluation .................................................................     23
ARTICLE VIII COVENANTS AND AGREEMENTS .......................................................     24
  8.1    Covenants and Agreements of Seller .................................................     24
  8.2    Covenants and Agreements of Buyer ..................................................     26
  8.3    Covenants and Agreements of the Parties ............................................     27
ARTICLE IX   TAX MATTERS ....................................................................     28
  9.1    Apportionment of Tax Liability .....................................................     28
  9.2    Calculation of Tax Liability .......................................................     28
  9.3    Tax Reports and Returns ............................................................     28
  9.4    Sales Taxes ........................................................................     29
  9.5    Tax Forms ..........................................................................     29
ARTICLE X    CONDITIONS PRECEDENT TO CLOSING ................................................     30
  10.1   Seller's Conditions Precedent ......................................................     30
  10.2   Buyer's Conditions .................................................................     30
ARTICLE XI   RIGHT OF TERMINATION AND ABANDONMENT ...........................................     31
  11.1   Termination ........................................................................     31
  11.2   Liabilities Upon Termination .......................................................     31
ARTICLE XII  CLOSING ........................................................................     32
  12.1   Date of Closing ....................................................................     32
  12.2   Place of Closing ...................................................................     32
  12.3   Closing Obligations ................................................................     32
ARTICLE XIII POST-CLOSING OBLIGATIONS .......................................................     33
  13.1   Post-Closing Adjustments ...........................................................     33
  13.2   Records ............................................................................     34
  13.3   Proceeds, Accounts Receivable and Invoices For Property Expenses
         Received After Closing .............................................................     34
  13.4   Limited Warranty of Title ..........................................................     35
  13.5   Insurance and Bonds ................................................................     35
  13.6   Further Assurances .................................................................     35
ARTICLE XIV  INDEMNIFICATION ................................................................     35
  14.1   Buyer's Assumption of Liabilities and Obligations ..................................     35
  14.2   Seller's Retention of Liabilities and Obligations ..................................     36
  14.3   Buyer's Indemnification of Seller ..................................................     36
  14.4   Seller's indemnification of Buyer ..................................................     36
  14.5   Release ............................................................................     36
  14.6   Procedure ..........................................................................     36
  14.7   Limitation on Seller's Indemnity Obligation ........................................     38

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
  14.8   No Insurance or Subrogation ........................................................     38
  14.9   Reservation as to Non-Parties ......................................................     38
ARTICLE XV  MISCELLANEOUS ...................................................................     38
  15.1   Schedules and Exhibits .............................................................     39
  15.2   Expenses ...........................................................................     39
  15.3   Notices ............................................................................     39
  15.4   Amendments .........................................................................     40
  15.5   Assignment .........................................................................     40
  15.6   Announcements ......................................................................     40
  15.7   Headings ...........................................................................     40
  15.8   Counterparts/Facsimile Signatures ..................................................     40
  15.9   References .........................................................................     41
  15.10  Governing Law ......................................................................     41
  15.11  Entire Agreement ...................................................................     41
  15.12  Best Knowledge and Reasonable and Good Faith Efforts ...............................     41
  15.13  Binding Effect .....................................................................     41
  15.14  Survival ...........................................................................     41
  15.15  No Third-Party Beneficiaries .......................................................     41
  15.16  Waiver of Compliance with Bulk Transfer Laws .......................................     42
  15.17  Dispute Resolution .................................................................     42
  15.18  Disclaimer of Representations and Warranties .......................................     43
  15.19  No Recording .......................................................................     43

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                           PURCHASE AND SALE AGREEMENT

                  This Purchase and Sale Agreement (this "Agreement"), dated February 6, 2003, is by and between Independent Production Company, Inc., a Colorado corporation ("IPC") and Sapphire Bay LLC, a Delaware limited liability company ("Sapphire Bay"), 410 Seventeenth Street, Suite 570, Denver, Colorado 80202 (IPC and Sapphire Bay may be referred to collectively as "Seller") and Bill Barrett Corporation, a Delaware corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202 (the "Buyer"). Seller and Buyer may be referred to individually as a "Party" or collectively as the "Parties." The transaction contemplated by this Agreement may be referred to as the "Transaction."

                                    RECITALS

         A. Seller owns and desires to sell its working interests in certain oil and gas properties located in the Powder River Basin of Wyoming, and other oil and gas properties located elsewhere, all as more particularly described in
Section 1.2 below (collectively, the "Assets").

         B. Buyer has conducted an independent investigation of the nature and extent of the Assets and is familiar with the development and production of coalbed methane in the Powder River Basin of Wyoming, and desires to purchase all of Seller's interest in the Assets pursuant to the terms of this Agreement.

         C. To accomplish the foregoing, the Parties wish to enter into this Agreement.

                                    AGREEMENT

         In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         1.1. Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase all of Seller's right, title and interest in the Assets under the terms of this Agreement.

         1.2. The Assets. As used herein, the term "Assets" refers to all of the Seller's right, title and interest in and to the following:

                  (a) The oil and gas leases described in Exhibit A (the "Leases"), insofar as said Leases cover the land described in Exhibit A (the "Land" or "Lands"), together with all the property and rights incident thereto and the contracts and agreements relating to the Leases and Land, including without limitation, all operating agreements, exploration agreements, pooling, communitization and unitization agreements, farmout agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits, rights-of-way, easements, licenses, declarations, orders, contracts, and instruments in any way relating to the Leases;

                  (b) The oil and gas wells specifically described in Exhibit A-2 (the "Wells"), together with all injection and disposal wells on the Leases or Lands or on lands pooled or unitized therewith, and all personal property, equipment, fixtures, improvements, permits, rights of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in subsection (a);

                  (c) The pooling and communitization agreements, declarations and orders, and all other such agreements relating to the properties and interests described in subsections (a) and (b) and to the production of Hydrocarbon, if any, attributable to said properties and interests;

                  (d) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements, the Field Office and Yard Lease ("Gillette, Wyoming"), and other contracts, agreements and instruments, including the Material Agreements described on Exhibit C, insofar as they relate to the properties and interests described in subsections (a) through (c);

                  (e) The oil, gas and water gathering, pipeline and transportation systems (which include, without limitation, the IPC-owned CBM Gas Pipeline/Gathering Systems described on Exhibit A-3) and all personal property, equipment, fixtures, improvements, permits, rights-of-way, surface leases and easements used in connection therewith and all contracts and agreements relating thereto;

                  (f) The personal property and equipment located in the Field Office and Yard Inventory listed on Exhibit D; and,

                  (g) The files, records, and data of Seller relating to the items described in subsections (a), through (f) above (the "Records"), and to the extent that Seller has the following, the Records shall include, without limitation, lease records, well records, and division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells); contracts and contract files; correspondence; geological, geophysical and seismic records (subject to applicable third-party licensing restrictions or other restrictions on disclosure or transfer), current Netherland Sewell Reserve Report prepared as of January 1, 2003 (the "Reserve Report"); historical production data, revenue, and operating expense for the three years preceding the Effective Time; maps and other related information. Seller agrees to provide Buyer with its original files, and to the extent that Seller has electronic copies of the Records, Seller agrees to furnish Buyer with such electronic copies; provided that Seller shall not incur any additional costs reformatting electronic data so that such data is compatible with Buyer's computer

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software. The records shall not include any data or information that is subject to applicable third-party licensing restrictions or other restrictions on disclosure or transfer.

         1.3. Retained Assets. The Assets shall not include and Seller reserves and excepts from the sale any interest Seller has in and to overriding royalty interests burdening the Assets created and filed of record prior to the Effective Time (collectively, the "Seller ORR"). Buyer acknowledges that Seller now owns and will continue to own certain other working interests in oil and gas leases that are not listed on Exhibit B or B-1 or in the Reserve Report, and that were not described or mentioned in the data room, the Reserve Report, or any other materials provided to Buyer by Seller (collectively, "Seller's Other Oil and Gas Interests"). Seller's Other Oil and Gas Interests and the Seller ORR may be collectively referred to as the "Retained Assets." Seller acknowledges that Buyer is not selling the Retained Assets, and that the Retained Assets are not part of the Assets being sold to Buyer in this Transaction. Buyer further agrees that it will not claim any interest in and to the Retained Assets.

         1.4. Effective Time. The purchase and sale of the Assets shall be effective as of January 1, 2003, at 12:01 A.M. Mountain Standard Time (the "Effective Time").

         1.5. 1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith ("1031 Assets"), to a Qualified Intermediary ("QI") (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange ("Like-Kind Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"). If Seller so elects, Seller may assign its rights under this Agreement to the 1031 Assets to the QI. Buyer hereby (i) consents to Seller's assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller, provided that Seller shall pay or reimburse Buyer for any and all reasonable administrative or other costs incurred by Buyer as a result of such consent or agreement. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other Party's Like-Kind Exchange, and the Party participating in the Like-Kind Exchange shall hold harmless and indemnify the other Party from and against all claims, losses and liabilities, if any, resulting from such a Like-Kind Exchange.

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                                   ARTICLE II
                                 PURCHASE PRICE

         2.1. Purchase Price. The purchase price for the Assets shall be thirty-five million five hundred thousand dollars ($35,500,000.00) (the "Purchase Price").

         2.2. Deposit. Upon execution of this Agreement, Buyer agrees to pay Seller an earnest money deposit equal to five percent of the Purchase Price ($1,775,000.00) (the "Deposit") by wire transfer of immediately available funds into a mutually acceptable escrow account. The Deposit shall be distributed to Seller and credited to the Purchase Price at Closing, or if this Agreement is terminated, shall be distributed or retained pursuant to Article XI.

         2.3. Allocation of the Purchase Price. For the purposes of determining the value of a particular Asset for the purposes of this Agreement, the Purchase Price allocation among the Assets as set forth for each portion of the Assets given a "line Item" value on Exhibit B or B-1 shall be applicable, including without limitation for the purpose of the provisions of this Agreement set forth in (a) through (f), below. The value allocated to an Asset may be referred to as the "Allocated Value" for that Asset.

                  (a)      Title Defects (Section 4.2),

                  (b)      Environmental Defects (Section 5.4),

                  (c)      Preferential Rights (Section 4.3(b) and (c)),

                  (d)      Required Consents (Section 4.3(a)),

                  (e)      Remedies (Section 11.2), and

                  (f)      Taxes (Section 9.5).

         2.4. Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

                  (a) Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a "Preliminary Settlement Statement" prepared by Seller and submitted to Buyer on or before Thursday March 13, 2003 for Buyer's comment and review, which shall be provided to Seller on or before Monday March 17, 2003. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term "Closing Amount" means the Purchase Price adjusted as provided in this
Section 2.4, using the best information available, less the Deposit. After Closing, the Purchase Price shall be adjusted pursuant to the Settlement Statement delivered pursuant to Section 13.1.

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                  (b) Effective Time Apportionment. Subject to the provisions of
Section 13.3, Seller and Buyer agree that (i) all revenues, costs and expenses, including Property Expenses (as defined below) will be apportioned between Buyer and Seller as of the Effective Time, (ii) Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time before the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, attributable to the Assets for the period of time before to the Effective Time and (iii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time after the Effective Time, and shall be liable for the payment of all costs and expenses including Property Expenses, attributable to the Assets for the period of time after the Effective Time.

                  (c) Property Expenses. The term "Property Expenses" shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, taxes (as defined and apportioned pursuant to Article IX), drilling expenses, dewatering expenses, completion expenses, workover expenses, expenses associated with environmental analysis or studies, permitting costs, and any other exploration, development or maintenance expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the Assets prior to the Effective Time or after the Effective Time, as applicable. Property Expenses shall not include geological and geophysical expenses and general and administrative expenses in IPC's Denver office attributable to the Assets after the Effective Time.

                  (d) Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

                           (1) an amount equal to all proceeds (net of royalty and production taxes not otherwise accounted for hereunder) received by and retained by Buyer from the sale of Hydrocarbons attributable to the period of time before the Effective Time;

                           (2) an amount equal to all expenses attributable to the Assets after the Effective Time that were paid by Seller (all to be apportioned as of the Effective Time except as otherwise provided), including without limitation, Property Expenses, prepaid insurance costs, prepaid utility charges, prepaid rentals and royalties, including lease rentals, prepaid drilling costs (to be apportioned as of the Effective Time based on drilling days) and prepaid Taxes (to be apportioned as of the Effective Time pursuant to Article IX);

                           (3) an amount equal to the value of Seller's share of all oil in storage tanks at the Effective Time to be calculated as follows: The value shall be the product of (i) the volume in each storage tank (attributable to Seller's net revenue interest) as of the Effective Time as shown by the actual gauging reports multiplied by
         (ii) the Equivalent Daily Price - Wyoming Sweet for December 2002 production, plus $2.00, less applicable Taxes and other adjustments for other matters that were made or would have been made by the purchasers of such production consistent with past practices; provided, however, that the adjustment contemplated by this subsection (3) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time oil in the storage tanks; and

                           (4) an amount equal to the sum of all Interest Addition Adjustments (as defined in Section 4.3); and;

                           (5) an amount equal to $37,500 per month for Buyer's operation of the Assets from the Effective Time until Closing (prorated for any partial months).

                  (e) Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

                           (1) an amount equal to the sum of all Defect
         Adjustments (as defined and in accordance with subsection 4.2(c));

                           (2) the amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time;

                           (3) an amount equal to the sum of all Environmental Defect Adjustments (as defined in Section 5.4);

                           (4) an amount equal to the sum of all Defect
         Adjustments for Excluded Assets (as defined in subsection 4.2(c)) and Exclusion Adjustments (as defined in Sections 4.4), 4.2(c)(2)(ii) and 5.4; and

                           (5) all proceeds from the production of hydrocarbons subsequent to the Effective Time that are received and retained by the Seller.

                  (f) Well and Pipeline Imbalance Adjustments. In addition to the foregoing, the Purchase Price shall be adjusted downward or upward, as appropriate, by an amount equal to $2.00 (less taxes) per MmBTU (net of royalty) for the well and pipeline gas imbalances existing as of the Effective Time. Such imbalances are estimated to be as stated in Schedule 2.4(f) and will be subject to adjustment at Closing and final adjustment under Section 13.1 based upon the best information then available.

         2.5 Annual Contingent Net Profits Payment. In addition to the Purchase Price, Buyer shall pay to Seller as part of the total consideration for the Assets, the Annual Contingent Net Profits Payment ("ACNPP") described in
Exhibit I.

                                   ARTICLE III
                               BUYER'S INSPECTION

         3.1. Access to Records. Subject to Section 8.3(a), prior to Closing, Seller will make the Records available to Buyer and its representatives for inspection and review at the offices of Seller during Seller's normal business hours for the purpose of permitting Buyer to perform its due diligence review. Seller shall permit Buyer to inspect the Records only to the extent, in each case, that Seller may do so without violating any obligation of confidence or contractual commitment of Seller to a third party. Subject to the consent and cooperation of operators and other third parties, Seller will assist Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information from such parties as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party. Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records or any information contained therein, and Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

         3.2. Access to Properties. Prior to Closing, if Buyer so requests in writing, Seller will allow Buyer to conduct, at Buyer's sole risk and expense, on-site inspections of the Assets during reasonable business hours. If Seller is not the operator of the Assets, Seller will use its reasonable efforts to cause the operator to grant such access to Buyer. In connection with any such on-site inspections, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements of the operator. If Buyer or its agents prepares an environmental assessment of any Asset, at Buyer's sole expense, Buyer will furnish copies thereof to Seller. The Parties shall execute a "common undertaking" letter regarding the confidentiality of environmental assessments where appropriate. In connection with the grant of access to the Assets, Buyer represents that it is adequately insured and, except to the extent caused by Seller's gross negligence or willful misconduct, waives, releases and agrees to indemnify Seller and its parent, affiliates, directors, officers, shareholders, employees, agents, partners, members, and representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

                                   ARTICLE IV
                                  TITLE MATTERS

         4.1. Defensible Title to the Assets.

                  (a) Defensible Title.

                           (1) Assets Listed on Exhibit B. The term "Defensible Title" with respect to the portion of the Assets that are given an Allocated Value on

         Exhibit B means such title that, subject to and except for Permitted
         Encumbrances: (i) entitles Seller to receive not less than the net revenue interest for the interest set forth on Exhibit B ("NRI"); (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the interest set forth on Exhibit B in an amount not greater than the corresponding working interest set forth in Exhibit B ("WI"); and
         (iii) is free and clear of encumbrances and liens.

                           (2) Assets Listed on Exhibit B-1. The term
         "Defensible Title" with respect to the portion of the Assets that are listed on Exhibit B-1 means such title, that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive the Net Acres as set forth on Exhibit B-1 (ii) is free and clear of encumbrances and liens; provided, however, with respect to the Assets on Exhibit B-1, Seller's title shall be deemed Defensible Title unless Buyer provides Seller with written evidence that such title either has failed or is likely to fail.

                  (b) Permitted Encumbrances. The term "Permitted Encumbrances" shall mean:

                           (1) lessors' royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI for the formation upon which an allocated value has been established as set forth in Exhibit B or B-1;

                           (2) subject to the provisions of Section 4.4, any preferential rights to purchase and required third party consents to assignments of contracts or property and similar agreements;

                           (3) liens for taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                           (4) rights of reassignment upon the surrender or expiration of any Lease;

                           (5) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past;

                           (6) such Title Defects (as defined in subsection 4.1(c)) which have been cured or Buyer has waived;

                           (7) the terms and conditions of the Material
         Agreements to the extent such terms and conditions do not (i) cause the present NRI to be less than or the present WI to be more than as set forth in Exhibit B or (ii) cause the net acres to less than as represented B-1 for the applicable Asset (other than reversions, back-ins, unit revisions and other events expressly contemplated by such agreements);

                           (8) materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

                           (9) rights reserved to or vested in any federal, state, local, tribal or foreign governmental body, authority or agency to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the Assets;

                           (10) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent or, if delinquent, being contested in good faith in the ordinary course of business;

                           (11) except as listed on Exhibit C as a Material Agreement, all calls on or preferential rights to purchase production at a price (adjusted for quality, transportation and location) no less than average area spot prices with respect to gas;

                           (12) the litigation and claims listed on Schedule
         6.7;

                           (13) The Mortgage in favor of U.S. Bank, which will be released at Closing;

                           (14) all documents and matters of record as of the Effective Time, unless the document or matter has properly been identified as a Title Defect in a Title Defect Notice; and

                           (15) As to the Assets on Exhibit B-1, routine title curative matters expected to be encountered in a non-producing property in the area and that are customarily cured in the normal course of development of non-producing properties without material expense and not reasonably anticipated to cause a material impairment of Buyer's ability to develop the interest in question.

                  (c) Title Defect. The term "Title Defect" means any lien, encumbrance, adverse claim, encroachment, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders Seller's title less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title
Defects:

                           (1) defects based solely on (i) lack of information in the Seller's files, or (ii) references to a document(s) if such document(s) is not in Seller's files;

                           (2) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party's actual and superior claim of title to the relevant Asset;

                           (3) defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

                           (4) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party's actual and superior claim of title to the Asset;

                           (5) defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

                           (6) defects based on failure to record Leases issued by the BLM or any state or federal forms of assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which such Asset is located;

                           (7) defects based on a gap in Seller's chain of title in the BLM records as to federal leases, in the state's records as to state leases or in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman's title chain, which documents shall be included in a Title Defect Notice; and

                           (8) defects relating to gas balancing issues.

                  (d) Allocated Value. If an Asset has not been given an Allocated Value, or if the Asset's Allocated Value is $5,000 or less, Seller shall be deemed to have Defensible Title to such Asset.

         4.2. Purchase Price Adjustments for Defective Interests.

                  (a) Defective interest; Threshold Value. "Defective Interest" means an Asset (i.e., a line item on Exhibit B or B-1) affected by a Title Defect that reduces the Allocated Value of the affected Asset by more than $5,000.00. The amount by which the Allocated Value of a Defective Interest has been reduced by a Title Defect (the "Defect Value") shall be calculated pursuant to subsection 4.2(d). For purposes of this Section 4.2(a), "Threshold Value" shall mean that the total Defect Values for all Defective Interests reduces the Allocated Value of the affected Asset(s) by more than $100,000 in the aggregate for all affected Assets. Buyer shall not be entitled to give notice pursuant to
Section 4.2(b) or be entitled to adjustments pursuant to Section 4.2(d) unless the Threshold Value has been reached or exceeded.

                  (b) Title Defect Notice. Buyer shall give Seller written "Title Defect Notice" as soon as possible but no later than on or before Monday March 10, 2003 at 5:00 p.m. Mountain Time. This notice must be in writing and satisfy the following conditions precedent: the Title Defect Notice must include (i) a description of each Defective Interest; (ii) the basis for each Defective Interest, and, if the basis is derived from any document, a copy of such document (or pertinent part thereof) shall be attached or if the basis is derived from any gap in Seller's chain of title, the documents preceding and following the gap shall be attached; (iii) the Allocated Value of the affected Asset; and (iv) Buyer's good faith estimate of the Defect Value and the computations upon which Buyer's estimate is based.

                  (c) Defect Adjustments.

                           (i) Subject to subsections 4.2(a) and (b), if an
                  Asset is a Defective Interest, the Purchase Price will (so long as the Threshold Value is exceeded and subject to the limitation in the next succeeding sentence) be reduced under
                  Section 2.4 by the corresponding Defect Value (which reduction is called a "Defect Adjustment") unless, at Seller's election,
                  (i) the basis for treating such property as a Defective Interest has been removed by Seller at its sole cost and expense prior to Closing, (ii) Buyer agrees to waive the relevant Title Defect, (iii) Seller elects on or before Closing to cure such Title Defect no later than 90 days after Closing, (iv) Seller elects on or before Closing to indemnify Buyer against any loss attributable to the relevant Title Defect, or (v) Seller elects on or before Closing to retain the affected property (the "Excluded Asset") as of the Effective Time in which case the Defect Adjustment shall equal the Allocated Value of the Excluded Asset. If Seller elects not to pursue any of its options in the previous sentence, the Purchase Price shall be adjusted in the amount of the aggregate of all Defect Adjustments (other than Defect Adjustments for Excluded Assets), net of Interest Addition Adjustments.

                           (ii) If Seller elects to cure the applicable Title
                  Defect post-Closing, then Buyer shall, pending such post-Closing period, withhold and retain from the Purchase Price payable at Closing an amount equal to the Title Defect Value attributable to the affected Asset and Seller shall not assign the affected Asset to Buyer at Closing.

                                    (A) If Seller cures the applicable Title
                           Defect to Buyer's reasonable satisfaction within the 90-day time period (or such longer period as may be agreed to by the Parties), Buyer shall pay to Seller the Title Defect Value attributable to the affected Asset and Seller shall assign such Asset to Buyer.

                                    (B) If Seller elects to cure the applicable
                           Title Defect post-Closing, but does not cure the applicable Title Defect to Buyer's reasonable satisfaction within the 90 day time period (or such longer period as may be agreed to by the Parties), Buyer may waive the applicable Title Defect, or if Buyer does not waive the Title Defect, then, at Seller's election, (i) the Purchase Price shall be adjusted for the Title Defect Value of the affected Asset in accordance with the terms of this Agreement or (ii) Seller may elect to treat the affected Asset as an Excluded Asset. If Seller elects to treat the affected Asset as an Excluded Asset, Seller will retain the Excluded Asset and the Allocated Value of the Excluded Asset will be a credit to Buyer in the Settlement Statement. If the Title Defect is not cured and Seller elects to adjust the Purchase Price for the Title Defect and there is a dispute concerning the Defect Value, the adequacy of Seller's title curative material, the Parties agree to submit the dispute to arbitration under Section 15.17.

                  (d) Defect Value. In determining which portion of a Asset is a Defective Interest, it is the intent of the Parties to include, to the extent possible, only that portion of the Asset materially and adversely affected by the defect or basis for such Asset being treated as a Defective Interest. The Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

                           (1) The Allocated Value of the affected Asset;

                           (2) The potential for or actual reduction in the NRI of the Defective Interest, or the potential for or actual increase in the WI to the extent such increase is not accompanied by a corresponding increase in NRI;

                           (3) The present value of the future income expected to be produced therefrom, as set forth in Exhibit B and Exhibit B-1;

                           (4) If the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

                           (5) The legal effect of the Title Defect;

                           (6) If the Title Defect is a lien or encumbrance on the property, the cost of removing such lien or encumbrance; and

                           (7) Whether Seller has received proceeds of production from the Defective Interest, consistent with the NRI set forth on Exhibit B or B-1, for the last two years without interruption or challenge based on the Title Defect.

         4.3. Interest Additions. Promptly on discovery at any time prior to Closing, Buyer or Seller, whichever is the discovering Party, shall in good faith notify the other of any interest that would be an Asset hereunder, but that is not listed on Exhibits A, A-2, A-3, B or B-1, including any interest that entitles Seller to receive more than the NRI set forth in Exhibit B or more net acres than are listed on Exhibit B-1, or obligates Seller to bear costs and expenses in an amount less than the WI set forth in Exhibit B and that increases the Allocated Value of the affected Asset by more than $5,000 (collectively, "Interest Additions"). Buyer acknowledges and agrees to comply with the affirmative obligation set forth in the preceding sentence. The Party discovering the Interest Additions must give the other Party written notice of Interest Additions as soon as possible, but in no event later than on or before Monday March 10, 2003 at 5:00 p.m. Mountain Time. This notice must be in writing and must include (i) a description of each Interest Addition, (ii) the basis for each Interest Addition, (iii) the Allocated Value of the Asset affected by the Interest Addition, and (iv) the value of the Interest Addition ("Value of Interest Addition") and the computations upon which such Party's belief is based. The Value of the Interest Addition shall be determined by the Parties in good faith taking into account all relevant factors. The Purchase Price shall be increased for Interest Additions only to the extent that the aggregate of the Value of all Interest Additions net of the sum of all Title Defect Values for all of the Assets exceeds the Title Threshold (with the amount of such adjustment being the "Interest Addition Adjustment") and the Purchase Price will be increased in accordance with Section 2.4 by such an amount.

         4.4. Preferential Purchase Rights and Required Consents to Assign. Seller shall use its best efforts to obtain all "Required Consents" (as defined below) and to give notices required in connection with preferential purchase rights prior to Closing. If Buyer discovers other affected Assets during the course of Buyer's due diligence activities, Buyer shall notify Seller immediately and Seller shall use its best efforts to obtain such Required Consents or obtain waivers and to give the notices required in connection with the preferential rights prior to Closing. The preferential purchase rights and required consents affecting the Assets are listed on Exhibit H.

                  (a) Required Consents. Except for consents and approvals which are customarily obtained post-Closing and those consents which would not invalidate the conveyance of the Assets, if a necessary consent to assign any Lease has not been obtained as of the Closing that would invalidate the conveyance of the Asset (a "Required Consent"), then the Parties agree to choose one of the following options:

                           (1) The portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, the Allocated Value for that Asset shall not be paid to Seller, and Seller, with Buyer's assistance, shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing. If such Required Consent has been obtained as of the Settlement Date, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, less any proceeds from the affected Asset attributable to the period of time after the Effective Time received and retained by Seller (net of any Property Expenses paid by Seller attributable to such period). If such Required Consent has not been obtained as of the Settlement Date, the affected Asset shall be deemed to be an Excluded Asset and Seller shall retain such Asset and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being an "Exclusion Adjustment"). Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such Required Consent.

                           (2) If Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all damages, liability, financial loss (including loss of the lease, interest or portion of the Asset in question) or Losses resulting from the assignment in question, Seller will assign at Closing the portion of the Assets for which such Required Consent has not been obtained and Buyer shall pay Seller the Allocated Value for that Asset. Seller, with Buyer's assistance, agrees to use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing and Buyer agrees to cooperate with Seller in obtaining any Required Consent, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such Required Consent. If such Required Consent has not been obtained as of the Settlement Date, then
         (i) Buyer may elect to re-convey the affected Asset to Seller effective as of the Effective Time, and, receive a refund of the Allocated Value attributable to such Asset (net of the revenues and Property Expenses received and expended by Buyer with respect to such Asset during the period of its ownership) and indemnify Seller from and against all Losses incurred directly or indirectly by Seller as a result of the assignment, or (ii) Buyer may continue to own the affected Assets and continue to indemnify Seller from and against all Losses incurred directly or indirectly by Seller as a result of the assignment, without limitation as to time or amount.

                  (b) Preferential Purchase Rights. Prior to Closing, if any of such persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of such Assets; provided, however, that if the holder of such preferential right fails to consummate the purchase of such Assets on the Closing Date, then Seller shall promptly so notify Buyer, and Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which the preferential purchase right was asserted in accordance herewith for the Allocated Values of such Assets. All Assets for which a preferential purchase right has not been asserted prior to Closing by the holder of such right, or with respect to which closing does not occur on or before the Closing Date following the assertion of a preferential purchase right, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

                  (c) Preferential Purchase Rights After Closing. With respect to any Assets for which a preferential purchase right is exercised within eighteen months after the Closing Date, Buyer shall have the option of either:
(i) reassigning the subject Asset to Seller, or (ii) assuming the responsibility and liability to reach a settlement with the holder of such preferential purchase right. In the event Buyer notifies Seller that Buyer elects to reassign to Seller the Asset subject to the preferential purchase right, Seller shall return the Allocated Value of the affected Assets to Buyer. Thereafter, Buyer and Seller shall use their best efforts to enter into an arrangement whereby Seller agrees to convey Buyer an interest in the affected property so that Buyer will be able to realize the same economic benefit of the affected Assets as Buyer would have realized it if retained ownership of said Assets, taking into consideration any investment made by Buyer and further development of the Assets by Buyer. Upon entering into such agreement, Buyer shall pay Seller the Allocated Value of the affected Assets, and Buyer shall operate the affected Assets after such transactions, and indemnify Seller from all liabilities and obligations associated with such operations.

                  (d) Exclusive Remedies. The rights and remedies granted each Party in this Section 4.4 are the exclusive rights and remedies against the other Party related to any preferential purchase rights and Required Consents.

                                    ARTICLE V
                              ENVIRONMENTAL MATTERS

         The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Land.

         5.1. Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

         "Environmental Consultant" means a third party environmental consultant experienced in conducting Phase I environmental assessments on oil and gas properties similar to the Assets.

         "Environmental Defect" means a condition in, on or under the Assets (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) that causes an Asset to be in violation of an Environmental Law or that is the basis for a claim by a third party that such condition has caused and/or will cause damage to such third party, based on common law or any statute, and the Environmental Defect Value must exceed $5,000 per condition net to Seller's interest. The fact that the Assets are subject to the Power River Basin ElS, the Big Porcupine CBM Project Environmental Assessment and other studies required by governmental agencies, shall not be considered an Environmental Defect.

         "Environmental Defect Notice" means a notice given by Buyer to Seller alleging an Environmental Defect. This notice must be in writing and satisfy the following conditions precedent: (i) name the affected Asset, (ii) describe the Environmental Defect in reasonable detail, (iii) set forth the estimated Environmental Defect Value substantiated in writing by an Environmental Consultant, (iv) set forth reasonable factual substantiation for the defect supporting Buyer's conclusion and (v) it must be received by Seller on before Monday March 10, 2003 at 5:00 p.m. Mountain Time.

         "Environmental Defect Value" means for a particular Environmental Defect, the costs to remediate that Environmental Defect plus the "actual Losses incurred or expected to be incurred" by the owner of the Asset in question as a result of the Environmental Defect. As used in the preceding sentence, "actual Losses incurred or expected to be incurred" means Losses (as defined herein) reasonably anticipated to be incurred as evidenced by written demands, written actions or penalties imposed or threatened in writing to be imposed or other reasonable evidence.

         "Environmental Laws" shall mean any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a governmental authority pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to Pollutants or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Pollutants. "Environmental Laws" shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 at seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. Sections 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. Section
7401 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Endangered Species Act and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

         "Environmental Threshold" shall mean that the total Environmental Defect Values for all Environmental Defects reduces the Allocated Value of the affected Asset(s) by more than $100,000 in the aggregate for all affected Assets. Buyer shall not be entitled to give notice or to adjustments pursuant to this Section V unless the Environmental Threshold has been reached or exceeded.

         "Pollutants" shall mean, without limitation, any hazardous substance or any other substance, material or waste, regardless of its form or nature, the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of which is regulated by Environmental Laws.

         "Remediation" means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable law, as recommended in writing by an Environmental Consultant.

         5.2. Environmental Liabilities and Obligations.

                  (a) Retained Environmental Liabilities. Commencing at Closing, Seller agrees to retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer (but no other third parties) from all Losses attributable to and relating to Environmental Defects for which Seller receives (1) a timely Environmental Defect Notice or (2) a notice from Buyer (containing requirements (i) through (iv) of an Environmental Defect Notice) at any time within 18 months after the Closing Date, if such notice satisfies the following conditions precedent
(i) the defect affects proved developed producing Assets (as set forth in the Reserve Report), (ii) the defect is evidenced by a third party claim (i.e. a claim made by a party unaffiliated with Buyer), and (iii) the defect is the result of Seller's ownership or operation of the Assets prior to Closing (with the matters referred to in (1) and (2) being collectively, "Retained Environmental Liabilities"). The Environmental Threshold shall apply separately to Environmental Defects asserted before Closing (set forth in the previous sentence as item (1)), and Environmental Defects asserted after Closing (set forth in the previous sentence as item (2)).

                  (b) Assumed Environmental Liabilities. Except for Retained Environmental Liabilities, commencing at Closing, and subject to the provisions of Article XIV, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Seller (but no other third parties) from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time after the Effective Time (collectively, "Assumed Environmental Liabilities").

         5.3. Environmental Defects less than the Environmental Threshold. If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to Seller is less than or equals the Environmental Threshold of $100,000, net to Seller's interest, then the Environmental Defects identified in such notices will not be Retained Environmental Liabilities; accordingly, Seller will have no obligation hereunder with respect thereto and Buyer agrees to assume, and release Seller from, the obligations with respect thereto as part of the Assumed Environmental Liabilities. The "Environmental Threshold of $100,000, net to Seller's interest" referenced in the preceding sentence is a threshold and not a deductible.

         5.4. Environmental Defects once the Environmental Threshold is Exceeded. If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to Seller exceeds the Environmental Threshold, then Seller shall be liable for any and all Losses attributable thereto. For those Environmental Defects not contested by Seller, where the aggregate of Environmental Defect Values exceeds the Environmental Threshold, Seller shall elect one of the following options: (i) pay Buyer no later than 10 days following the delivery of the applicable Environmental Defect Notice(s) (subject to Section 5.5) Buyer's estimate of the Environmental Defect Value, in which event Buyer shall release Seller from any further Retained Environmental Liability relating to the Environmental Defects so satisfied, or (ii) elect to retain the affected Asset as an Excluded Asset and reduce the Purchase Price by the affected Asset's Allocated Value. Upon obtaining Buyer's prior written consent, Seller may elect a third option as follows: (iii) remediate the condition on the affected Assets comprising the specified Environmental Defect(s) as promptly as practicable (and retain its obligation to indemnify and defend Buyer from any Losses relating to such Environmental Defects), such remediation to be to Buyer's reasonable satisfaction and consistent with Environmental Laws.

         5.5. Contested Environmental Defects. If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, Seller shall notify Buyer in writing on or before Monday March 17, 2003 ("Rejection Notice"). The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Environmental Defect Value. Within 2 business days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Environmental Defect Value. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect and/or the Environmental Defect Value subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 15.7. If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer's estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the validity of the Environmental Defect.

         5.6. Exclusive Remedies. The rights and remedies granted each Party in this Article together with the indemnifications set forth in Article XIV are the exclusive rights and remedies against the other Party related to any Environmental Matter or Environmental Defect.

                                   ARTICLE VI
                     SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller makes the following representations and warranties to Buyer as of the date hereof:

         6.1. Organization and Standing.

              (a) IPC is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado and is duly qualified to carry on its business in each state where failure to be so qualified could materially adversely affect the Assets or consummation of the Transaction.

              (b) Sapphire Bay is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to carry on its business in each state where failure to be so qualified could materially adversely affect the Assets or consummation of the Transaction.

         6.2. Power. Each of the companies that comprise Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the Transaction does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of the governing documents, when applicable, or any material provision of any agreement or instrument to which the Seller is a party or by which it is bound, or, to the Seller's knowledge, any judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets.

         6.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite action on Seller's part. This Agreement constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

         6.4. No Liens. The Assets will be conveyed to Buyer at the Closing, free and clear of all liens, encumbrances and adverse claims of any kind, with a special warranty of title by, through and under Seller, but not otherwise. Seller agrees to deliver to Buyer at Closing an executed Release of the Mortgage in favor of U.S. Bank.

         6.5. Liability for Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

         6.6. No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller.

         6.7. Litigation. Except as set forth in Schedule 6.7 ("Existing Claims and Litigation") there are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened in writing against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that would materially adversely affect Seller or the Assets, or impair Seller's ability to consummate the Transaction.

         6.8. Taxes. Seller has paid all Taxes (as defined in Section 9.1) with respect to the Assets operated by Seller prior to such Taxes becoming delinquent. Seller has paid all bills for Taxes submitted to it by third party operators of the Assets prior to such bill becoming delinquent.

         6.9. Wells/Projects in Progress. To Seller's knowledge, Schedule 6.9 is a list and description of all wells or other specified projects in progress and associated costs or estimates thereof to the extent such costs or estimates exceed $25,000 per well or project net to Seller's interest (the "Wells/Projects in Progress").

         6.10. Material Agreements. The agreements and contracts that are necessary to Seller's operation of the Assets as currently conducted are listed on Exhibit C (the "Material Agreements"). The Material Agreements are valid and in full force and effect and no person has given Seller written notice of any alleged material default thereunder.

         6.11. Insurance. Seller maintains, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage described on
Schedule 6.11.

         6.12. Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller the Assets that materially interfere with the operation of the Assets or impair Seller's ability to consummate the Transaction.

         6.13. Casualty Loss. Between the Effective Time and the date of execution of this Agreement there have been no uninsured casualty losses or takings in condemnation of the Assets exceeding $25,000.00 in the aggregate.

         6.14. Accuracy of Information. The Records, data room materials and other materials made available to Buyer by Seller in its offices in Denver, Colorado with respect to the Assets may be referred to collectively as the "Information." The Information include files, or copies thereof, that Seller has used in its normal course of business and other information about the Assets that Seller has compiled or generated, including without limitation, information related to historical production and lease operating expenses. Seller makes no representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Information or any other information relating to the Assets, furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation (i) any estimate with respect to the value of the Assets or reserves or any projections as to events that could or could not occur (ii) indices, compilations or summaries of other documents;

(iii) reserve estimates, engineering, geological or other interpretive information; or (iv) projections, predictions or other estimation of future events.

         6.15. Compliance with Law. To Seller's knowledge, the Assets are not currently in material violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations where such violations would, in the aggregate, have a material adverse effect on the Assets (taken as a whole).

         6.16. Receipt of Proceeds from the Assets. Seller is receiving the proceeds of production from the Assets in a timely manner without interruption, delay, or suspense.

         6.17. Preferential Rights and Required Consents. Except as set forth on Exhibit H, the Assets are not subject to any preferential rights or Required Consents and the exclusive remedy for breach of the representation set forth in this sentence is contained in Section 4.4. All contracts with third parties, if any such contracts exist, which contain licensing restrictions or other restrictions on disclosure or transfer (including but not limited to seismic licenses) are listed on Exhibit H.

         6.18. Audits. Except as set forth in Schedule 6.18, the Assets are not subject to any pending regulatory, revenue or joint interest billing audits.

         6.19. IPC-Owned CBM Gas Pipeline/Gathering Systems. Except for the Tripp Surface Use Agreements which have previously been provided to Buyer, the IPC-Owned CBM Gas Pipeline/Gathering Systems are located on the Leases and/or on lands covered by Surface Use Agreements with the owner of the surface that give IPC the right to lay the gathering system and transport the hydrocarbons. Seller shall not be deemed to have breached this representation unless Buyer provides Seller with written evidence that a third party has made a claim (or threatened in writing to make a claim) asserting that Seller does not have the right to transport the hydrocarbons as represented above.

                                   ARTICLE VII
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer makes the following representations and warranties to Seller, as of the date hereof:

         7.1. Organization and Standing. Buyer is a corporation organized, existing and in good standing under the laws of the state of Delaware and on the Closing Date will be duly qualified to carry on its business in each state where failure to be so qualified could adversely affect the Assets or consummation of the Transaction.

         7.2. Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and consummation of the Transaction and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

         7.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

         7.4. Liability for Brokers' Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction which Seller shall have any responsibility whatsoever.

         7.5. Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer's knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the Transaction and to assume the liabilities to be assumed by it under this Agreement.

         7.6. Financial Resources. Buyer has the financial resources available to close the Transaction without financing that is subject to any material contingency.

         7.7. Buyer's Evaluation.

                  (a) Information. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Information and the opportunity to examine, to the extent it deems necessary in its sole discretion, all personal property and equipment associated with the Assets. Except for the representations or warranties of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Information or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Assets, estimates of reserves, estimates or any projections as to events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

                  (b) Independent Investigation. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer is familiar with the development and production of coalbed methane in the Powder River Basin of

Wyoming, including the issues associated with dewatering, produced waters and transport of the Hydrocarbons to market. Buyer has been afforded the opportunity to examine the Information. Buyer acknowledges and agrees that Seller has made no representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Information or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets and the development potential in the Powder River Basin. Buyer's representatives have visited the offices of Seller and have been given opportunities to examine the books and records Seller has made available relating to the Assets. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Information or other information relating to the Assets provided by or on behalf of Seller.

                                  ARTICLE VIII
                            COVENANTS AND AGREEMENTS

         8.1. Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

                  (a) Operations Prior to Closing.

                           (1) Operations. Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution hereof to the Closing, Seller will operate the Assets operated by Seller in a good and workmanlike manner consistent with past practices. Subject to the provisions of Section 2.4 and subsections 8.1(a)(2) through (3), from the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with such operations and Seller will notify Buyer of ongoing activities and major capital expenditures in excess of $25,000 per activity net to Seller's interests conducted on the Assets and shall consult with Buyer regarding all such matters and operations involving such expenditures.

                           (2) Restrictions. Subject to subsection 8.1(a)(1), unless Seller obtains the prior written consent of Buyer to act otherwise, during the period from the date of execution of this Agreement to the Closing Date, Seller will use good faith efforts within the constraints of the applicable operating agreements and other applicable agreements to not permit Seller:

                                    (i) to sell, transfer or abandon any part of
                  the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities);

                                    (ii) except for operations in connection
                  with the Wells/Projects in Progress which are deemed to be approved, to approve any operations on the properties anticipated in any instance to cost the owner of the Assets more than $25,000 per activity net to Seller's interest (except for emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFE's and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order);

                                    (iii) to enter into any new marketing
                  contracts or agreements providing for the sale or disposition of Hydrocarbons for a term in excess of 90 days; or

                                    (iv) to convey or dispose of any material
                  part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the regular course of business) or enter into any farmout, except to maintain a lease or fulfill a drilling commitment, or enter into any farmin or other similar contract affecting the Assets if the net expense to Seller's interest will be in excess of $25,000.

         Notwithstanding any provision to the contrary, nothing in this subsection 8.1(a) shall require Seller to revise, dishonor or delay performance of any obligation under agreements in existence prior to the date hereof.

                           (3) Consents. For the purposes of obtaining the written consents required in this subsection 8.1(a), this subsection 8.1(a)(3) shall control over Section 15.3, and Buyer designates the following contact person:

                  Bill Barrett Corporation
                  1099 18th Street, Suite 2300
                  Denver, CO 80202
                  Attn: Dominic Bazile
                  Telephone: (303) 293-9100 Fax: (303) 291-0420

                  Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

                  (b) Status. Seller shall maintain the corporate status of Seller from the date hereof until Closing and to assure that as of the Closing Date, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

                  (c) Notices of Claims. Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding of the type referred to in
Section 6.7 or written notice of any material default under any of the Material Agreements.

                  (d) Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Seller shall use good faith efforts to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the Assets.

                  (e) Books and Records. During the period from the date of execution of this Agreement to the Closing Date, Seller will maintain the books and records related to the Assets in a manner consistent with past practices.

                  (f) Consents of Other; Conditions. Prior to the Closing, Seller shall use its reasonable efforts (a) to cause Seller to obtain all authorizations, consents and permits, if any, required of Seller to permit them to consummate the Transaction and (b) to cause all conditions for Closing set forth in Section 10.1 to be met.

                  (g) Tripp Surface Use Agreement. On or before Closing, Seller agrees to record the Tripp Surface Use Agreement in the real property records of Campbell County Wyoming.

         8.2. Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that:

                  (a) Corporate Status. Buyer shall maintain its corporate status from the date hereof until the post-Closing adjustment, and use all reasonable efforts to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

                  (b) Consents of Others; Condition. Prior to Closing, Buyer shall use its reasonable efforts (a) to obtain all authorizations, consents and permits, if any, required of Buyer to permit it to consummate the Transaction and (b) to cause all conditions for Closing set forth in Section 10.2 to be met.

                  (c) Replacement Bonds and Instruments. At Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its obligations relating to the Assets (collectively, the "Instruments"). As soon as practical after Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its best efforts to obtain the release of the Assets and/or Seller from the Instruments.

                  (d) Employment Offers. Buyer (or Buyer's independent contractor, Trinity Petroleum Management) will offer full-time employment to at least 70 percent (70%) of the employees of Seller as of January 1, 2003, not including Mr. Bill Cagle. Such offer will be made at the employees' current salaries. Upon acceptance of an offer, each former employee of Seller will become an employee of Buyer, subject to all terms and conditions of employment normally applicable to Buyer's employees. Provided, however, that Buyer will not terminate any former employees of Seller, except for cause, prior to the expiration of nine (9) months from commencement of employment. For each employee of Seller to whom Buyer does not offer employment or for each employee that rejects Buyer's employment offer, with the exception of Mr. Bill Cagle, Buyer will reimburse Seller for a severance payment to be made to each such employee, if such employee was an employee on January 1, 2003, in the amount of fifty percent (50%) of such employee's base annual salary, as of January 1, 2003, excluding any bonuses; provided however, that, for each employee to whom Buyer does not offer employment or that rejects Buyer's employment offer, Buyer shall be liable to reimburse Seller for severance payments to all of the Gillette IPC employees and to reimburse Seller for severance payments to eight of the originally listed Denver IPC Employees and one out of the two of the "additional" Denver IPC Employees."

         8.3. Covenants and Agreements of the Parties.

                  (a) Confidentiality. In connection with reviewing Data Room materials and other information during the bid process, Buyer executed a "Confidentiality Agreement." Nothing herein shall be deemed to terminate the Confidentiality Agreement and Buyer and Seller agrees that the Confidentiality Agreement shall continue in full force and effect with the following modifications: (i) if Closing occurs, Buyer's obligations under the Confidentiality Agreement thereafter terminate; (ii) if Closing does not occur, the Confidentiality Agreement shall remain in effect until November 1, 2004;
(iii) the term "Disclosing Party" as used in the Confidentiality Agreement shall include Seller and is representatives; (iv) the term "Confidential Information" as used in the Confidentiality Agreement shall also include the Information and any other documents and information made available to Buyer in the Data Room or under the terms of this Agreement and (v) all rights, powers and remedies provided for therein and herein are cumulative, and not exclusive, of any and all rights, powers and remedies existing at law or in equity, and Seller shall, in addition to the rights, powers and remedies herein conferred and conferred in the Confidentiality Agreement, be entitled to avail itself of all such other rights, powers and remedies as may now or hereafter exist.

                  (b) Communication Between The Parties. If Buyer has reason to believe that Seller has breached a representation or warranty under this Agreement, Buyer shall inform Seller of such potential breach as soon as possible, but in any event, at or prior to Closing.

                  (c) Cure Period for Breach. If a Party believes the other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give that Party 48 hours to cure. Notwithstanding the foregoing, this subsection 8.3(c) shall not apply to breach of the Parties' obligations at Closing and shall not operate to delay Closing.

                                   ARTICLE IX
                                  TAX MATTERS

         9.1. Apportionment of Tax Liability. "Taxes" shall mean all ad valorem, severance, property, production, excise, net proceeds, and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. With respect to the Assets, all Taxes based on or attributable to the ownership of, or based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred, and not attributable to the period during which such Taxes are assessed. The apportionment of Taxes between the Parties shall take place in the Preliminary Settlement Statements and Settlement Statement, using estimates of such Taxes if actual numbers are not available. Subject to the provisions of
Section 13.3, Taxes are considered part of the Property Expenses.

         9.2. Calculation of Tax Liability. Consistent with Section 9.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Sections 2.4 and 13.1 and thereafter pursuant to the provisions of
Section 13.3.

         9.3. Tax Reports and Returns.

                  (a) Consistent with Section 9.1, the Parties shall promptly forward to each other any such tax reports and returns received after Closing and provide each other with appropriate information on a timely basis which is necessary to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and remit all required Taxes payable with respect to the Assets subject to the provisions of Sections 9.1 and 13.3. Accordingly, the Parties agrees as follows:

                           (1) Tax Year 2002 - Production Year 2001. Seller agrees to retain the responsibility to remit the ad valorem taxes and other Taxes due with respect to the Assets for tax year 2002 (i.e., the period based on production which occurred during 2001).

                           (2) Tax Year 2003 - Production Year 2002. Buyer agrees to assume the responsibility to remit the ad valorem taxes and other Taxes due with respect to the Assets for tax year 2003 (i.e., for ad valorem taxes, the period based on production which occurred during
         2002). With respect to ad valorem Taxes payable for the tax year 2003 (based on 2002 production), any Taxes withheld by Seller, which are attributable to the production revenues of Seller or any third party shall be transferred and assigned to Buyer at Closing (together with appropriate documentation) and said transfer shall be reflected in the Preliminary Settlement Statement and Settlement Statement. Buyer shall assume responsibility for remitting such Taxes to the State of Wyoming Department of Revenue, and Buyer agrees to indemnify, hold harmless and defend Seller, without limitation as to time or amount, from and against all Losses incurred by Seller if and to the extent that Buyer breaches the provisions of this Section.

                           (3) Tax Year 2004 - Production Year 2003 and Beyond. Consistent with the previous subsection (2), Buyer agrees to assume the responsibility to remit the ad valorem taxes and other Taxes due with respect to the Assets for tax year 2003 and thereafter, Buyer agrees to assume the responsibility to remit the ad valorem taxes and other Taxes due with respect to the Assets commencing with tax year 2004 (i.e., the period based on production which occurred during 2003), and all subsequent years.

         9.4. Sales Taxes. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

         9.5. Tax Forms.

                  (a) The Parties shall file all tax forms and reports consistent with the Exhibit B and B-1 Allocated Values. Buyer and Seller shall cooperate, in the manner set forth in this Section 9.5, to comply with all substantive and procedural requirements of Sections 755 and 1060 of the Code and Regulations thereunder, including without limitation, the filing by Buyer and Seller of IRS Form 8594 with their federal income tax returns for the taxable year in which the Closing occurs. Buyer and Seller agree that each will not take for income tax purposes, or permit any affiliate to take, any position inconsistent with the allocation of the Purchase Price.

                  (b) On or before Tuesday, May 20, 2003, Buyer will provide to Seller copies of Internal Revenue Service Form 8594 and all other related documents the Code and applicable United States Treasury regulations require (the "Asset Acquisition Statement") with Buyer's proposed allocation of the Purchase Price (together with any Assumed Obligations), such allocation to be made in accordance with the Code and applicable Regulations thereunder. Within 30 days after the receipt of such Asset Acquisition Statement, Seller will propose to Buyer any changes to such Asset Acquisition Statement. If Seller proposes no such changes in writing to Buyer within that 30-day period, Seller will have agreed to, and accepted, the Asset Acquisition Statement. Buyer and Seller will try to resolve any differences with respect to the Asset Acquisition Statement within 30 days after Buyer's receipt of written notice of objection from Seller.

                  (c) If Seller withholds its consent to the allocation shown in the Asset Acquisition Statement, and Buyer and Seller have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and are unable to resolve any differences, then KPMG (the "Accounting Firm") will conclusively resolve all remaining disputed matters. The Accounting Firm shall be instructed to resolve such disputes within 30 days after its receipt of the information necessary to make such a determination. No later than 30 days after its receipt of the information necessary to make such a determination, the Accounting Firm shall determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will issue a written report about the disputed matters and the resulting allocation of Purchase Price (together with any Assumed Liabilities). The report shall be conclusive and binding upon the Buyer and Seller. Subject to the requirements of any applicable tax law or election, Buyer and Seller shall file all tax returns and reports consistently with the allocation provided in the Asset Acquisition Statement or, if applicable, the determination of the Accounting Firm. Seller and Buyer shall share equally the fees charged by and expenses of the Accounting Firm. Any adjustment to the Purchase Price (together with Assumed Liabilities) shall be allocated in accordance with the Code and applicable Regulations thereunder.

                                    ARTICLE X
                         CONDITIONS PRECEDENT TO CLOSING

         10.1. Seller's Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                  (a) All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering the Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Buyer confirming the foregoing in the form attached as Exhibit E; and

                  (b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing.

                  (c) The aggregate sum of Title Defect adjustments and adjustments for Adverse Environmental Conditions shall not exceed 10% of the Purchase Price.

         10.2. Buyer's Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                  (a) All representations and warranties of Seller contained in this Agreement are true in all material respects (considering the Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing, and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing in the form attached as Exhibit F; and

                  (b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing.

                  (c) The aggregate sum of Title Defect adjustments and adjustments for Adverse Environmental Conditions shall not exceed 10% of the Purchase Price.

                                   ARTICLE XI
                      RIGHT OF TERMINATION AND ABANDONMENT

         11.1. Termination. This Agreement may be terminated in accordance with the following provisions:

                  (a) by Seller if Seller's conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

                  (b) by Buyer if Buyer's conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

                  (c) by Seller if, through no fault of Seller, the Closing does not occur on or before the Closing Date;

                  (d) by Buyer if, through no fault of Buyer, the Closing does not occur on or before the Closing Date; or

                  (e) by Buyer or Seller if the aggregate of Defect Adjustments (including those amounts that are considered Defect Adjustments solely for purposes of determining the Closing Amount) and Exclusion Adjustments exceeds 10% of the Purchase Price.

         11.2. Liabilities Upon Termination.

                  (a) Buyer's Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, Seller shall retain the Deposit, plus all accrued interest, and Seller shall retain any legal or equitable remedies for Buyer's breach of this Agreement, including but not limited to specific performance; provided, however, that Buyer shall not have any liability to Seller for consequential, special, punitive or exemplary damages arising out of or related to Buyer's breach of any provision of this Agreement. Buyer's failure to close shall not be considered wrongful if (i) Buyer's conditions under Section
10.2 are not satisfied through no fault of Buyer and are not waived, or (ii) Buyer has terminated this Agreement as of right under Section 11.1.

                  (b) Seller's Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breach this Agreement prior to Closing, Seller will return the Deposit, plus all accrued interest, immediately after the Closing Date and Buyer shall retain any legal or equitable remedies for Seller's breach of this Agreement, including but not limited to specific performance; provided, however, that Seller shall not have any liability to Buyer for consequential, special, punitive or exemplary damages arising out of or related to Seller's breach of any provision of this Agreement. Seller's failure to close shall not be considered wrongful if (i) Seller's conditions under Section 10.1 are not satisfied through no fault of Seller and are not waived; or (ii) Seller has terminated this Agreement as of right under
Section 11.1.

                  (c) Termination Pursuant to Section 11.1. If Buyer or Seller terminates this Agreement pursuant to Section 11.1 in the absence of a breach by the other Party, Seller shall distribute the funds in the Deposit, plus all accrued interest, to Buyer and neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement. If Buyer or Seller terminates this Agreement and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach.

                                   ARTICLE XII
                                     CLOSING

         12.1. Date of Closing. The consummation of the Transaction (the "Closing") shall be held on a mutually acceptable date on or before Thursday March 20, 2003 (the "Closing Date").

         12.2. Place of Closing. The Closing shall be held at the offices of Hale, Hackstaff, Tymkovich, LLP in Denver, Colorado at 10:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

         12.3. Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a) Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit G, conveying the Assets to Buyer as of the Effective Time, with (i) a special warranty of the real property title by, through and under Seller but not otherwise (as described in Section 13.4), and (ii) with all personal property and fixtures conveyed "AS IS, WHERE IS," with no warranties whatsoever, express, implied or statutory;

                  (b) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

                  (c) Buyer shall deliver to Seller the Closing Amount by wire transfer of immediately available funds to an account or the accounts designated by Seller;

                  (d) Buyer shall deliver to Seller Buyer's Officers Certificate and Seller shall deliver to Buyer Seller's Officers Certificate.

                  (e) Seller shall deliver to Buyer a Release of Mortgage, in recordable form, of the Mortgage in favor of U.S. Bank;

                  (f) Buyer shall deliver to Seller evidence that it has complied with the provisions of Section 8.2(c) by providing evidence of the bonds and other similar obligations replacing the Instruments;

                  (g) Seller shall transfer to Buyer all funds and detail information, if any, held by Seller in suspense owing to third parties on account of production from the Properties and in such event Buyer shall assume responsibility for the payment thereof to third, parties entitled to the same; and

                  (h) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

                                  ARTICLE XIII
                            POST-CLOSING OBLIGATIONS

         13.1. Post-Closing Adjustments. As soon as practicable after the Closing, but on or before Tuesday June 17, 2003, Seller, with assistance from Buyer's staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices and the terms of this Agreement, (i) the settlement statement (the "Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the "Final Purchase Price"), if applicable. As soon as practicable after receipt of the Settlement Statement, but in no event later than on or before 20 days after receipt of Seller's proposed Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Settlement Statement. Buyer's failure to deliver to Seller a written report detailing proposed changes to the Settlement Statement by that date shall be deemed an acceptance by Buyer of the Settlement Statement as submitted by Seller. The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than 30 days after receipt of Seller's proposed Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the "Settlement Date." If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. In either

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

event, payment shall be made by wire transfer in immediately available funds. Payment by Buyer or Seller, as the case may be, shall be within five days of the Settlement Date.

         13.2. Records. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of six years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

         13.3. Proceeds, Accounts Receivable and Invoices For Property Expenses Received After Closing. After the Settlement Date, those proceeds or accounts receivable attributable to the Assets received by a Party, or invoices for Property Expenses, or invoices paid by one Party for or on behalf of the other Party which were not already included as a Purchase Price adjustment at Closing, shall be handled as follows:

                  (a) Proceeds/Accounts Receivable. Proceeds from the sales of Hydrocarbons produced prior to the Effective Time and/or accounts receivable attributable to the period of time before the Effective Time, received by Buyer shall be immediately remitted or forwarded to Seller. Proceeds from the sales of Hydrocarbons produced after the Effective Time and/or accounts receivable attributable to the period of time after the Effective Time, received by Seller, if any, shall be immediately forwarded to Buyer. Buyer agrees to use all reasonable business efforts to attempt to collect all accounts receivable attributable to the period of time prior to the Effective Time in its normal course of business.

                  (b) Property Expenses. Invoices for Property Expenses received by Buyer which relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller which relate to operations on the Assets after the Effective Time shall be immediately forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

                  (c) Duration. The provisions of this Section shall apply until December 31, 2003, after which time, except for the liability for royalty and overriding royalty payments and Taxes made or payable with respect to the Assets and attributable to the period of time prior to the Effective Time ("Retained Royalties and Taxes"), Buyer shall assume, pay, perform, fulfill and discharge responsibility for the payment of all Property Expenses attributable to the period of time before and after the Effective Time, and such retention shall become part of the Assumed Liabilities.

         13.4. Limited Warranty of Title. Seller agrees to convey the Assets to Buyer with a special warranty of title against all persons claiming by, through or under Seller, but not otherwise. This special warranty of title shall expire one year after the Effective Time; provided, however, that Seller shall have no liability to Buyer under this special warranty for (i) any matter disclosed in or ascertainable from the Material Agreements or (ii) any matter for which a Defect Adjustment has been made and/or
(iii) any amount in excess of the Allocated Value for a particular Asset, reduced by the value of production from the affected Asset after the Effective Time, net of lease operating expenses attributable to the Asset for the same period. Seller's indemnification obligations hereunder are subject to the procedures set forth below in Article XIV.

         13.5. Insurance and Bonds. Seller currently carries certain liability policies covering the Assets. At and after Closing, Buyer agrees to have the appropriate insurance policies and performance bonds in place.

         13.6. Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

                                   ARTICLE XIV
                                 INDEMNIFICATION

         This Article XIV addresses assumption and retention of liabilities and obligations by Buyer and Seller related to the Assets and indemnification for such liabilities and obligations. For the purposes of this Agreement, "Losses" shall mean any actual loss, cost, expense, liability, damage, demands, suits, sanctions of every kind and character including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to matters indemnified against; excluding, however, any loss incurred as a result of the indemnified Party indemnifying a third party and further excluding any special, consequential, punitive or exemplary damages except to the extent recovered against the Indemnified Party by a third-party claimant other than Seller, or any agent, officer, employee, successor, assign, affiliate or party related, by ownership or control, to the Indemnified Party.

         14.1. Buyer's Assumption of Liabilities and Obligations. Upon Closing and except for Retained Liabilities and subject to the provisions of Section 13.3, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the periods before and after the Effective Time, including, without limitation, (i) the Material Contracts, (ii) claims asserted by Seller's former employees that are hired by Buyer, but only to the extent such Losses arise from acts of Buyer after the effective date of such former employees employment by Buyer ("Buyer Employee Matters") and (iii) the Assumed Environmental Liabilities, and the obligation to plug and abandon all wells located on the Lands and reclaim all well sites located on the Lands (collectively, the "Assumed Liabilities").

         14.2. Seller's Retention of Liabilities and Obligations. Upon Closing and subject to the provisions of Section 13.3, and subject to the limitations set forth in Section 14.7,

Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to (i) any breach by Seller of the special warranty of title contained in Section 13.4, (ii) claims asserted by Seller's former employees that are hired by Buyer, to the extent such Losses arise from acts of Seller or other events occurring prior to the effective date of such former employees' employment by Buyer ("Seller Employee Matters"), (iii) the litigation and claims identified in Schedule 6.7 as Retained Litigation ("Retained Litigation"), (iv) Retained Environmental Liabilities and (v) Retained Royalties and Taxes (collectively, the "Retained Liabilities").

         14.3. Buyer's Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its parent and affiliates respective officers, directors, members, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities,
(ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement and (iii) any breach by Buyer of this Agreement.

         14.4. Seller's Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with
(i) the Retained Liabilities, (ii) any other matter for which Seller has agreed to indemnify Buyer under this Agreement and (iii) any breach by Seller of this Agreement. This indemnification shall not apply to the extent that the liability for which such indemnification is sought is increased by acts or omissions of any party other than Seller after the Effective Time.

         14.5. Release. Buyer shall be deemed to have released Seller and its parent, affiliates, predecessors, successors and assigns at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

         14.6. Procedure. The indemnifications contained in Article XIV shall be implemented as follows:

                  (a) Coverage. Subject to the limits set forth in this Article XIV, such indemnity shall extend to all Losses suffered or incurred by the indemnified party other than (i) insured or otherwise compensated Losses, including insured workman's compensation, unemployment and other government-maintained insurance or compensation programs, and (ii) Losses arising from liabilities or obligation for which the Parties have adjusted the Purchase Price.

                  (b) Claim Notice. The Party seeking indemnification under the terms of this Agreement ("Indemnified Party") shall submit a written "Claim Notice" to the other Party ("Indemnifying Party") which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, to the extent then quantifiable, (ii) the basis for such claim, with supporting documentation (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by such Indemnifying Party as and to, and only to, the extent required herein within 30 days after receipt of the Claim Notice or after the amount of such payment has been finally established, whichever last occurs.

                  (c) Information. Within 60 days after notification to an Indemnified Party of a claim or legal action or other matter that may result in a Loss for which indemnification may be sought under this Article XIV (the "Claim"), but in time sufficient for the Indemnifying Party to contest any action, claim, proceeding or other matter that has become the subject of proceedings before any court or tribunal, the Indemnified Party shall give written notice of the Claim to the Indemnifying Party. Thereafter, at the request of the Indemnifying Party, the Indemnified Party shall furnish the Indemnifying Party (or its counsel) with copies of all pleadings and other information with respect to the Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of the Claim (to the extent only that such Claim relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice. If the Indemnifying Party elects to settle the Claim, the settlement, without the Indemnified Party's prior written consent, can not result in any liability or cost to the Indemnified Party for which it is not entitled to be indemnified hereunder, or subject the Indemnified Party to any declaratory, injunctive or other equitable relief or to regulatory sanctions or restrictions. If the Indemnifying Party elects to assume control: (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the Claim shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use reasonable efforts to defend, at the Indemnifying Party's expense, the Claim to which the Indemnifying Party's indemnification under this Article XIV applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense.

                  (d) Dispute. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration in Denver, Colorado such arbitration to be conducted as set forth in Section 15.17.

         14.7. Limitation on Seller's Indemnity Obligation.

                  (a) Receipt of Claim Notices. Seller's indemnity obligation under this Article XIV shall only extend to Losses for which valid Claim Notices are received by Seller on or before 12 months after Closing; provided, however, that the 12-month limit will not apply to Retained Royalties and Taxes, the Retained Litigation, Retained

Environmental Liabilities, and Seller Employee Matters. Seller shall have no obligation to indemnify Buyer under this Agreement for Claims not properly and timely raised as set forth herein and Buyer hereby releases Seller from and indemnifies Seller against all liability with respect to such Losses for such Claims not properly and timely raised. If a valid Claim Notice is timely given, the indemnification obligations hereunder shall remain in effect for the period of time required to cover the potential Loss under such Claim or for the full period during which the Claim is pending or until it is otherwise resolved.

                  (b) Remedies. The remedies set forth in Articles IV, V, XI and XIV of this Agreement shall be the exclusive remedies for the specific matters addressed in those respective Sections and Articles and the indemnification obligations set forth in Article IV, V and this Article XIV shall, after the Closing, be the sole and exclusive remedies of Seller and Buyer with respect to the specific matters addressed in such indemnities.

         14.8. No Insurance or Subrogation. The indemnifications provided in this Article XIV shall not be construed as a form of insurance. Seller and Buyer hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Seller and Buyer shall obtain waiver of such subrogation from their respective insurers.

         14.9. Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities which may be incurred with respect to the Assets.

                                   ARTICLE XV
                                  MISCELLANEOUS

         15.1. Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

         15.2. Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal, and accounting fees, costs and expenses.

         15.3. Notices. Except as provided in subsection 8.1(a)(3), all notices and communications required or permitted under this Agreement ("Notices") shall be in writing, addressed as set forth below, and be given in the following manner: (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mailed, certified mail, return receipt requested, or (iv) overnight courier. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice when the receiving Party actually receives the Notice. All Notices shall be addressed as follows:

         If to Seller:

                  Independent Production Company, Inc.
                  Sapphire Bay LLC
                  410 17th Street, Suite 570
                  Denver, Colorado 80202
                  Telephone: (303) 595 8829
                  Fax: (303) 595 3653
                  Attention: Bill Cagle

         With a copy to:

                  Hale, Hackstaff Tymkovich, LLP
                  1430 Wynkoop, Suite 300
                  Denver, Colorado 80202
                  Attention: Kurt M. Petersen
                  Telephone: (720) 904 6026
                  Fax: (720) 904 6006

         If to Buyer:

                  Bill Barrett Corporation
                  1099 18th Street, Suite 2300
                  Denver, CO 80203
                  Attn: J. Frank Keller
                  Telephone: (303) 293-9100
                  Fax: (303) 291-0420

         With a copy to:

                  Patton Boggs LLP
                  1660 Lincoln Street, Suite 1900
                  Denver, CO 80264
                  Attention: David E. Brody
                  Telephone: (303) 830-1776
                  Fax: (303) 894-9239

Any Party may, by a Notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

         15.4. Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

         15.5. Assignment. Buyer shall not assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder unless it continues to remain liable for the performance of its obligations hereunder; provided that, Buyer may not assign the benefits of Seller's indemnities given pursuant to this Agreement and any permitted assignment shall not include such benefits. No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, and Seller may continue to look to Buyer for all purposes under this Agreement.

         15.6. Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or the Transaction. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any press release shall not contain the name of Seller without Seller's consent.

         15.7. Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         15.8. Counterparts/Facsimile Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile signatures are considered binding.

         15.9. References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

         15.10. Governing Law. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.

         15.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

         15.12. Best Knowledge and Reasonable and Good Faith Efforts. The knowledge or best knowledge of a Party, or similar phrases, shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a corporation or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains. Any Claim based on the existence of a Party's knowledge must establish the existence of such knowledge by clear and convincing documentary evidence. Reasonable or good faith efforts as used in this Agreement does not include the obligation to pay consideration.

         15.13. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

         15.14. Survival. The representations and warranties contained in this Agreement shall not survive the Closing except to the extent necessary to give post-closing effect to the indemnities set forth in this Agreement.

         15.15. No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties and their respective permitted successors and assigns.

         15.16. Waiver of Compliance with Bulk Transfer Laws. Buyer waives compliance with any applicable bulk transfer laws relating to the Transaction.

         15.17. Dispute Resolution.

                  (a) Disputes Arising Prior to Closing. With respect to any dispute that arises prior to Closing, either Party may deliver a notice by facsimile or hand delivery to the other Party describing the dispute and the nature of the disagreement. If such notice is delivered, then the Chief Operating Officer of Buyer and the President and/or Vice President of Seller agree to meet regularly as necessary but at least once each day following receipt of such notice and use reasonable efforts to reach an agreement on the disputed items or amounts. If within 10 days following receipt of such notice the Parties have not reached an agreement, either Party may submit the matter to Arbitration in accordance with Section 15.17(b).

                  (b) Disputes Arising at or After Closing. The Parties agrees to resolve all "Disputes" concerning this Agreement that arise after the Closing pursuant to the provisions of this Section, such disputes to include without limitation (i) the existence and scope of a Title Defect or Interest Addition,
(ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the Value of an Interest Addition, (iv) the adequacy of Seller's Title Defect curative materials submitted pursuant to Section 4.2, (v) the Imbalance Volumes, or (vi) disputes concerning a Claim or amount to be paid by an Indemnifying Party. The Parties agree to submit all Disputes to binding arbitration in Denver, Colorado such arbitration to be conducted as follows: The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators. The arbitration shall be before a three-person panel of neutral arbitrators, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked being the "Arbitrators"). The Arbitrators shall conduct a hearing no later than 90 days after submission of the matter to arbitration, and a written decision shall be rendered by the Arbitrators within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and the prevailing party shall be awarded all or a portion of its costs and fees, including attorney's fees, incurred in connection with the arbitration, such apportionment to be made by the Arbitrators. Any payment due pursuant to the arbitration shall be made within 15 days of the Arbitrators' decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Except as provided above, each party shall bear its own costs and expenses of the arbitration; provided, however, the costs of employing the Arbitrators shall be borne 50% by the Seller and 50% by the Buyer.

         15.18. Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement, the Parties each disclaim all liability and responsibility for any other representation, warranty, statements or communications (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information or advice that may have been provided to any such Party by any partner, officer, member, trustee, beneficiary, stockholder, director, employee, agent, consultant, member, representative or contractor of such disclaiming Party or its affiliates or any engineer or engineering firm, or other agent, consultant or representative) wherever and however made, including, but not limited to, those made in any data room and any supplements or amendments thereto or during any negotiations. Without limiting the generality of the foregoing, none of the Parties makes any representation or warranty as to (a) the amount, value, quality or deliverability of petroleum, natural gas or other reserves attributable to the Assets, (b) any geological, engineering or other interpretations of economic valuation, or (c) predictions as to when any event will or will not occur or whether the event is likely to occur.

         15.19. No Recording. Seller and Buyer agree not to record all or any portion of this Agreement in any county or other public records.

         Executed on the dates set forth in the acknowledgments below but effective as of the Effective Time.

                                    BUYER:

                                    Bill Barrett Corporation

                                    By: /s/ J. Frank Keller
                                        ----------------------------------------
                                        J. Frank Keller, Chief Operating Officer

                                    SELLER:

                                    Independent Production Company, Inc.

                                    By: /s/ Bill Cagle
                                        ----------------------------------------
                                        Bill Cagle, President

                                    Sapphire Bay, LLC
                                    By its Managing Member,
                                    Independent Production Company, Inc.

                                    By: /s/ Bill Cagle
                                        ----------------------------------------
                                        Bill Cagle, President